EXHIBIT 5
LAW OFFICES
Silver,  Freedman  &  Taff,  L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

3299 K STREET, N.W., SUITE 100
WASHINGTON, D.C. 20007
PHONE: (202) 295-4500
FAX: (202) 337-5502
WWW.SFTLAW.COM

September 28, 2012

Board of Directors
Southern Missouri Bancorp, Inc.
531 Vine Street
Poplar Bluff, Missouri  63901

Members of the Board:

We have acted as counsel to Southern Missouri Bancorp, Inc., a Missouri corporation (the “Corporation”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 under the Securities Act of 1933 (the “Registration Statement”) relating to 66,000 shares of the Corporation’s common stock, par value $.01 per share (the “Common Stock”), to be offered pursuant to the Southern Missouri Bancorp, Inc. 2008 Equity Incentive Plan (the “Equity Incentive Plan”).

In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Equity Incentive Plan, the Corporation’s articles of incorporation and bylaws, resolutions of the Corporation’s Board of Directors and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.

Based upon the foregoing, it is our opinion that:

1.	The shares of Common Stock being so registered have been duly authorized.

2.	Such shares will be, when and if issued, sold and paid for as contemplated by the Equity Incentive Plan, legally issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SILVER, FREEDMAN & TAFF, L.L.P.

SILVER, FREEDMAN & TAFF, L.L.P.